NEWS RELEASE

                                                        FOR IMMEDIATE RELEASE
LADD                                                    February 10, 1998
Furniture, Inc.
                                                        Contact: John J. Ong
4620 Grandover Parkway, P.O. Box 26777                  (336) 315-4049
Greensboro, NC 27417-6777                               E-mail: jong@laddnet.com


                    LADD REPORTS STRONG 1997 FOURTH QUARTER
                    AND IMPROVED FULL YEAR OPERATING RESULTS
                    ----------------------------------------

     GREENSBORO, NC--LADD Furniture, Inc. today reported significantly improved earnings for both the final quarter of fiscal 1997 and the full year, as fourth quarter net sales rose 24 percent from a year earlier, to $146.6 million, and full year sales increased 6 percent, to $525.5 million. Excluding former
LADD businesses which were divested during 1996, full year 1997 net sales increased 9 percent compared to the prior year.

     Net earnings for the final three months of 1997 totaled $2.4 million, or $.31 per share, up from $1.6 million, or $0.21 per share in the year-earlier quarter--a 51 percent increase in total dollar earnings and a 48 percent increase on a per share basis. For the full year 1997, net earnings rose to $6.3 million, or $0.81 per share, compared to a loss of $2.4 million, or $0.32 per share in the prior year.

     LADD president and CEO Fred Schuermann said the fourth quarter sales gain was helped by an extra week in the 1997 fiscal period, and an almost 50% sales increase recorded by the company's American of Martinsville Contract furniture business. "But we also achieved strong growth for the fourth quarter in our residential furniture sales," Schuermann said. "Even after adjusting for the extra week in 1997's fiscal fourth quarter, our residential casegoods and upholstery volumes each increased in the 9-10 percent range compared to the final three months of 1996. We attribute this accelerated top line growth to a series of very successful new product introductions throughout LADD last year, in addition to a somewhat improved industry environment in the final quarter."

     He continued, "I am pleased to report that 1997 was LADD's most profitable year since 1989. This is a tribute to the combined efforts and hard work last year of our management team and our more than 6,000 employees. Although progress has been achieved, we still have a long way to go. But I strongly believe the LADD turnaround is gaining momentum, and that we are on course to achieve significantly improved operating results in 1998 and beyond. Our primary focus will continue to be on strengthening and improving our product line, our marketing efforts, our quality standards and our customer satisfaction levels. Additionally, we are quite encouraged by the order improvement that has characterized the U.S. retail furniture business in the past month or so." Schuermann also noted that, despite the strong shipment levels of the fourth quarter, LADD's backlog at year-end 1997 was 30 percent higher than it was at the start of the year.

                                     -over-

                  The LADD family of fine furniture companies
                  -------------------------------------------
                Lea Industries o American Drew o Clayton Marcus
       Barclay o American of Martinsville o Pennsylvania House o Pilliod

     LADD executive vice president and CFO William S. Creekmuir reported that the company's total debt at the end of 1997 was $125.4 million, down from $131.0 million at the start of the year and said, "The strengthening of our balance sheet continues to be a primary management objective for 1998, along with enhancing our market position within the industry and profitably growing our existing furniture brands." Creekmuir said total inventories were reduced by almost $2 million during the final quarter of 1997, "And, importantly," he concluded, "shareholders' equity increased by $7 million during 1997, to $130.9 million at year-end. This marked the first such yearly increase for the company's shareowners since fiscal 1994."

    Headquartered in Greensboro, NC, LADD is one of the largest North American manufacturers of residential furniture. The company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as assisted-living facilities, retirement homes and governmental markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq Stock Market under the symbol LADF.

TABLE FOLLOWS

                             #  #  #  #  #  #  #  #

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales growth resulting from a more robust retailing climate and the company's new product introductions, and the resulting contribution to improved operating results, in addition to those factors set forth in the company's required filings with the U.S. Securities and Exchange Commission.

NOTE: To receive fax copies of recent LADD news releases at no cost, just dial 800-758-5804, extension 501325. These releases are also available via the company's website at @www.laddfurniture.com ("company news").

LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                  13 Weeks Ended           14 Weeks Ended
                                   Dec. 28, 1996            Jan. 3, 1998
                                   -------------            ------------
Net sales*                          $118,267,000             146,625,000

Earnings before interest
     and income taxes                  6,105,000               6,592,000

Interest expense                       3,169,000               2,817,000

Earnings before income taxes           2,936,000               3,775,000

Income tax expense                     1,343,000               1,371,000

Net earnings                          $1,593,000               2,404,000

Net earnings per common share         $     0.21                    0.31
Net earnings per common share
     --diluted                        $     0.20                    0.31

Weighted average number of
     common shares outstanding         7,719,567               7,760,329

--------------------------------------------------------------------------------

                                  52 Weeks Ended           53 Weeks Ended
                                   Dec. 28, 1996            Jan. 3, 1998
                                   -------------            ------------
Net sales*                          $497,457,000             525,500,000

Earnings before interest
     and income taxes                  7,682,000              21,423,000

Interest expense                      12,069,000              11,242,000

Earnings (loss) before income taxes   (4,387,000)             10,181,000

Income tax expense (benefit)          (1,952,000)              3,869,000

Net earnings (loss)                  $(2,435,000)              6,312,000

Net earnings (loss) per
     common share                     $    (0.32)                   0.81
Net earnings (loss) per common
     share--diluted                   $    (0.32)                   0.81

Weighted average number of
     common shares outstanding         7,722,085               7,743,986

--------------------------------------------------------------------------------
                                    Fourth Quarter             Full Year
                                    1996      1997          1996      1997
*Net sales by business group
     were as follows (000's):

          Casegoods               $ 66,161   78,094       277,356    286,334
          Upholstery                28,911   33,960       124,340    122,691
          Contract                  23,195   34,571        80,215    116,475
          Divestiture companies       --       --          15,546       --
                                  --------  -------       -------    -------
               Total              $118,267  146,625       497,457    525,500
                                  ========  =======       =======    =======
--------------------------------------------------------------------------------
NOTES: Results for the quarter ended December 28, 1996 included a $547 thousand pretax restructuring credit and a $738 thousand pretax benefit resulting from the termination of the company's defined employee benefit plans. In addition, the 1996 fourth quarter and year-to-date results have been restated to reflect the change in inventory accounting from the LIFO method to the FIFO method of one of the company's business units.

Results for the year ended December 28, 1996 included the following pretax items: a $3.4 million restructuring charge; a $738 thousand benefit resulting from the termination of the company's defined employee benefit plans; a $4.2 million credit resulting from the termination of the company's retiree health care plan; a $1.7 million credit resulting from the settlement of an outstanding insurance claim; and $3.4 million in losses from operations of the company's divested businesses.